EXHIBIT 99.1

Travelzoo Inc. 590 Madison Avenue, 21st Floor New York, NY 10022 Phone (212)521-4200 Fax (212)521-4230

Media Contact: Kelly Ford (212)521-4216 direct kford@travelzoo-inc.com

FOR IMMEDIATE RELEASE

Travelzoo Approved for NASDAQ SmallCap Listing

NEW YORK, December 23, 2003 — Travelzoo Inc. (OTCBB: TVZO), the Internet’s largest publisher of sales and specials available directly from hundreds of travel companies, today announced that it has been approved for listing of its common stock on The NASDAQ SmallCap Market.

        Travelzoo’s first trading day on the NASDAQ SmallCap Market will be Tuesday, December 30, 2003. Travelzoo will trade under the symbol NASDAQ: TZOO.

        Travelzoo’s current trading symbol on the OTC Bulletin Board is TVZO.

About Travelzoo
        Travelzoo Inc. is the Internet’s largest publisher of sales and specials available directly from hundreds of travel companies. Travelzoo’s media products include the Travelzoo® website (www.travelzoo.com), the Top 20® and Weekend.com® e-mail newsletters, and Newsflash™. With over 6 million weekly subscribers, Travelzoo lists sales and specials from more than 200 advertisers, including Alamo Rent A Car, American Airlines, American Express Travel, Avis Rent A Car, Carnival Cruise Lines, Fairmont Hotels & Resorts, Gate 1 Travel, Ian Schrager Hotels, InterContinental Hotels, JetBlue Airways, Kimpton Hotels, Liberty Travel, Lufthansa, Mark Travel, Marriott, Omni Hotels, Pleasant Holidays, Royal Caribbean Cruises, Spirit Airlines, Starwood Hotels & Resorts Worldwide, The Venetian, Travelocity, United Airlines, US Airways, Virgin Atlantic Airways and Wyndham Hotels & Resorts.

Certain statements contained in this press release that are not historical facts may be forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward looking statements. Because these forward looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Travelzoo, Top 20, and Weekend.com are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.